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                                                                Exhibit 10.29


                       FIRST AMENDMENT TO LEASE (SUBLEASE)



         This First Amendment to Lease (Sublease) is entered into as of August 5, 1996 between MARINA WESTSHORE PARTNERS, a California limited partnership ("LANDLORD") and LXR BIOTECHNOLOGY, INC., a Delaware corporation ("TENANT").


                                    RECITALS

         A. Quick Response Services, Inc., a California corporation ("QRS") and Tenant entered into that certain Sublease dated August 19, 1993 pertaining to premises located in a portion of Building C of the property located at 1400 Marina Way South, Richmond, California. All capitalized terms not defined herein shall have the meanings set forth in the August 19, 1993 Sublease between QRS and Tenant.

         B. Subsequent thereto, QRS, Landlord and Tenant entered into that certain Assignment and Agreement dated as of October 8, 1993, pursuant to which Landlord succeeded to the rights of QRS under the August 19, 1993 Sublease. Concurrent with that transaction, Landlord also acquired the fee interest in the Marina Bay Business Park project, including all of Building C. The August 19, 1993 Sublease as affected by the August 8, 1993 Assignment and Agreement is referred to herein as the "LEASE".

         C. Landlord and Tenant desire to amend the Lease to extend the term thereof and to add approximately 4,098 square feet of Rentable Area to the Subleased Premises.

         NOW THEREFORE, Landlord and Tenant amend the Lease as follows:


                                    AMENDMENT


         1. Additional Space. The Subleased Premises are expanded to include an adjacent approximately 4,098 square feet of Rentable Area shown on the drawing attached as Exhibit A hereto (the "ADDITIONAL SPACE"). Within ten days after the date of this First Amendment, Landlord shall deliver possession of the Additional Space to Tenant. Tenant shall at its sole cost and expense make improvements to the Additional Space, which improvements shall include connecting the Additional Space to Tenant's existing premises and constructing a demising wall to separate the Additional Space from the area occupied by Landlord. Such improvements shall be done pursuant to plans prepared by Tenant and submitted to Landlord for its approval, which shall not be unreasonably withheld.

         2. Term. The Term of the Lease is hereby extended to terminate on June 30, 2010. Tenant's option to extend the term as set forth in Section 23 of the Lease is hereby deleted.


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         3.   Monthly fixed rent.
              (a) Tenant shall commence paying rent for the Additional Space on November 1, 1996. Effective November 1, 1996, the monthly Fixed Rent for the entire 32,804 square feet of the Subleased Premises shall be $24,603. Such monthly Fixed Rent shall be increased, effective March 1, 1997 through June 30, 2002, to $26,243.20 per month.
              (b) Commencing July 1, 2002, monthly Fixed Rent shall be increased to $32,804; provided however, that if Tenant believes that the Fair Market Rent is less than $1.00 per square foot of Rentable Area, Tenant may request that the Fair Market Rent be determined in accordance with Section 25.4 of the Master Lease, and upon completion of the determination of Fair Market Rent as provided therein, the rent shall be established in accordance with such appraisal, provided however that in no event shall the monthly Fixed Rent be less than $.76 per square foot of Rentable Area and in no event shall the monthly Fixed Rent exceed $1.00 per square foot of Rentable Area.
              (c) Commencing July 1, 2004 and each two years thereafter (the "ADJUSTMENT DATE"), the monthly Fixed Rent, as established above, shall be adjusted to reflect the percentage change in the Consumer Price Index (the "INDEX") that has occurred during each preceding two-year period in the Consumer Price Index (the "INDEX") that has occurred during each preceding two-year period. For purposes hereof, the Index shall be the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers San Francisco- Oakland-San Jose Metropolitan Area Average, Subgroup "All Items" (1982-84 = 100). The monthly Fixed Rent shall be adjusted on the Adjustment Date to an amount determined by multiplying the Fixed Rent for the month immediately preceding the Adjustment Date by a fraction, the denominator of which shall be the most recent monthly Index figure published prior to the previous Adjustment Date (or July 1, 2002 in the case of the first adjustment) and the numerator of which shall be the most recent monthly Index figure published prior to the date of such adjustment. If at any Adjustment Date the Index no longer exists in the form described herein, Landlord may substitute any substantially equivalent official index published by the Bureau of Labor Statistics or its successor. The substitute index shall then become the Index hereunder. Notwithstanding the foregoing, in no event shall the monthly Fixed Rent be reduced on any Adjustment Date, nor shall it be increased on any Adjustment Date by more than eight percent of the monthly Fixed Rent most recently in effect.
              (d) The monthly Fixed Rent shall be payable by Tenant to Landlord in addition to Tenant's obligation to pay its prorata share of Operating Expenses.

         4. Operating Expenses. Tenant's current prorata share of Operating Expenses is 26.54% of the Operating Expenses owed under the Master Lease for the Premises, which is 22.40% of total Operating Expenses for the 128,160 square foot project (the "PROJECT") of which the Premises are a part. Effective November 1, 1996, Tenant's prorata share of the Project's Operating Expenses shall increase from 22.40% to 25.60%. The limitation on Tenant's obligation to pay Operating Expenses set forth at Section 7(b) of the Lease shall be determined on a per square foot basis.


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                  Except as expressly provided herein, the Lease shall remain in full force and effect; provided however that any provisions of the Lease that are not expressly amended herein but become inconsistent with the express terms of this First Amendment shall be interpreted in such manner as is necessary to make such terms consistent with the provisions of this First Amendment.
         IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the date and year first above written.

                               LANDLORD

                               MARINA WESTSHORE PARTNERS,
                               a California limited partnership

                               By:  Pinnacle Enterprises, Inc.,
                                    an Oklahoma corporation dba
                                    Pinnacle Maritime Corporation,
                                    its general partner

                                      By: /s/ Richard Poe
                                          -----------------------------------
                                          Richard R. Poe, Its Authorized Officer


                               TENANT:

                               LXR BIOTECHNOLOGY, INC.,
                               a Delaware corporation

                               By:  /s/ L. David Tomei
                               ------------------------------------
                               Name/Title  CEO